FORM OF
                                     -------

                           ROMA FINANCIAL CORPORATION

                 Federal MHC Subsidiary Holding Company Charter


         Section 1. Corporate title. The full corporate title of the MHC Subsidiary Holding Company is Roma Financial Corporation (the "MHC Subsidiary Holding Company").

         Section 2. Domicile. The domicile of the MHC Subsidiary Holding Company shall be in Robbinsville, Washington Township, Mercer County, New Jersey.

         Section 3. Duration. The duration of the MHC Subsidiary Holding Company is perpetual.

         Section 4. Purpose and powers. The purpose of the MHC Subsidiary Holding Company is to pursue any or all of the lawful objectives of a federal mutual holding company chartered under section 10(o) of the Home Owners' Loan Act, 12 U.S.C. 1467a(o), and to exercise all of the express, implied, and incidental powers conferred thereby and by all acts amendatory thereof and supplemental thereto, subject to the Constitution and laws of the United States as they are now in effect, or as they may hereafter be amended, and subject to all lawful and applicable rules, regulations, and orders of the Office of Thrift Supervision ("Office").

         Section 5. Capital stock. The total number of shares of all classes of capital stock that the MHC Subsidiary Holding Company has the authority to issue is 50,000,000, of which 45,000,000 shall be common stock of par value of $0.10 per share and of which 5,000,000 shall be preferred stock of no par value. The shares may be issued from time to time as authorized by the Board of Directors without further approval of stockholders, except as otherwise provided in this
Section 5 or to the extent that such approval is required by governing law, rule, or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the MHC Subsidiary Holding Company. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted), labor, or services actually performed for the MHC Subsidiary Holding Company, or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor, or services, as determined by the Board of Directors of the MHC Subsidiary Holding Company, shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the retained earnings of the MHC Subsidiary Holding Company that is transferred to common stock or paid-in capital accounts upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance.

         Except for shares issued in the initial organization of MHC Subsidiary Holding Company, no shares of capital stock (including shares issuable upon conversion, exchange, or exercise of other securities) shall be issued, directly or indirectly, to officers, directors, or controlling persons (except for shares issued to Roma Financial Corporation, MHC, the parent mutual holding company of the MHC Subsidiary Holding Company) of the MHC Subsidiary Holding Company other than as part of a general public offering or as qualifying shares to a director, unless their issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting.

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         Nothing contained in this Section 5 (or in any  supplementary  sections hereto) shall entitle the holders of any class or series of capital stock to vote as a separate class or series or to more than one vote per share; provided, that, this restriction on voting separately by class or series shall not apply:

         (i) To any provision which would authorize the holders of preferred stock, voting as a class or series, to elect some members of the Board of Directors, less than a majority thereof, in the event of default in the payment of dividends on any class or series of preferred stock;

         (ii) To any provision that would require the holders of preferred stock, voting as a class or series, to approve the merger or consolidation of the MHC Subsidiary Holding Company with another corporation or the sale, lease, or conveyance (other than by mortgage or pledge) of properties or business in exchange for securities of a corporation other than the MHC Subsidiary Holding Company, if the preferred stock is exchanged for securities of such other corporation; provided, that, no provision may require such approval for transactions undertaken with the assistance or pursuant to the direction of the Office or the Federal Deposit Insurance Corporation;

         (iii) To any amendment which would adversely change the specific terms of any class or series of capital stock as set forth in this Section 5 (or in any supplementary sections hereto), including any amendment which would create or enlarge any class or series ranking prior thereto in rights and preferences. An amendment which increases the number of authorized shares of any class or series of capital stock, or substitutes the surviving entity in a merger or consolidation for the MHC Subsidiary Holding Company, shall not be considered to be such an adverse change.

         A description of the different classes and series (if any) of the MHC Subsidiary Holding Company's capital stock and a statement of the designations, and the relative rights, preferences, and limitations of the shares of each class of and series (if any) of capital stock are as follows:

         A. Common stock. Except as provided in this Section 5 (or in any supplementary sections thereto), the holders of common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder and there shall be no right to cumulate votes in an election of directors.

         Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund, retirement fund, or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends out of any assets legally available for the payment of dividends.

         In the event of any liquidation, dissolution, or winding up of the MHC Subsidiary Holding company, the holders of the common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the MHC Subsidiary Holding Company available for distribution remaining after: (i) payment or provision for payment of the MHC Subsidiary Holding Company's debts and liabilities; (ii) distributions or provision for distributions in settlement of any liquidation account; and (iii) distributions or provisions for distributions to holders of any class or series of stock having preference over the common stock in the liquidation, dissolution, or winding up of the MHC Subsidiary Holding Company. Each share of common stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock.

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         B. Preferred stock.  The MHC Subsidiary  Holding Company may provide in supplementary sections to its charter for one or more classes of preferred stock, which shall be separately identified. The shares of any class may be divided into and issued in series, with each series separately designated so as to distinguish the shares thereof from the shares of all other series and classes. The terms of each series shall be set forth in a supplementary section to the charter. All shares of the same class shall be identical, except as to the following relative rights and preferences, as to which there may be variations between different series:

         (a) The distinctive serial designation and the number of shares constituting such series;

         (b) The dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date(s), the payment date(s) for dividends, and the participating or other special rights, if any, with respect to dividends;

         (c) The voting powers, full or limited, if any, of shares of such series;

         (d) Whether the shares of such series shall be redeemable and, if so, the price(s) at which, and the terms and conditions on which, such shares may be redeemed;

         (e) The amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the MHC Subsidiary Holding Company;

         (f) Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price(s) at which such shares may be redeemed or purchased through the application of such fund;

         (g) Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock of the MHC Subsidiary Holding Company and, if so, the conversion price(s) or the rate(s) of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

         (h) The price or other consideration for which the shares of such series shall be issued; and

         (i) Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

         Each share of each series of serial preferred stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series.

         The Board of Directors shall have authority to divide, by the adoption of supplementary charter sections, any authorized class of preferred stock into series, and, within the limitations set forth in this section and the remainder of this charter, fix and determine the relative rights and preferences of the shares of any series so established.

         Prior to the issuance of any preferred shares of a series established by a supplementary charter section adopted by the Board of Directors, the MHC Subsidiary Holding Company shall file with the Secretary of the Office a dated copy of that supplementary section of this Charter

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establishing  and designating the series and fixing and determining the relative rights and preferences thereof.

         Section 6. Preemptive rights. Holders of the capital stock of the MHC Subsidiary Holding Company shall not be entitled to preemptive rights with respect to any shares of the MHC Subsidiary Holding Company which may be issued.

         Section 7. Directors. The MHC Subsidiary Holding Company shall be under the direction of a Board of Directors. The authorized number of directors, as stated in the MHC Subsidiary Holding Company's bylaws, shall not be fewer than five (5) nor more than fifteen (15) persons, except when a greater or lesser number is approved by the Director of the Office, or his or her delegate.

         Section 8. Amendment of Charter. Except as provided in Section 5, no amendment, addition, alteration, change, or repeal of this charter shall be made, unless such is proposed by the Board of Directors of the MHC Subsidiary Holding Company, approved by the stockholders by a majority of the votes eligible to be cast at a legal meeting, unless a higher vote is otherwise required, and approved or preapproved by the Office.

         Section 9.  Certain Limitations on Voting Rights

         A. Limitations. Notwithstanding any other provision of this Charter, in no event shall any record owner of any outstanding common stock that is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 5% of the then-outstanding shares of common stock of the MHC Subsidiary Holding Company (the "Limit"), be entitled, or permitted to any vote in respect of the shares held in excess of the Limit. The number of votes that may be cast by any record owner by virtue of the provisions hereof in respect of common stock beneficially owned by such person owning shares in excess of the Limit shall be a number equal to the total number of votes that a single record owner of all shares of common stock of the MHC Subsidiary Holding Company owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series that are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of common stock beneficially owned by such person owning shares in excess of the Limit.

         B.  Exclusions.  The  provisions of the foregoing  Subsection A of this
Section 9 shall not apply to:

          (1) the acquisition of more than 5% of any class of equity security by any tax-qualified defined benefit plan or defined contribution plan of the MHC Subsidiary Holding Company or its subsidiaries;

          (2) the purchase of shares by underwriters in connection with a public offering;

          (3) the Offer to acquire or the acquisition of more than 5% of any class of equity security of the MHC Subsidiary Holding Company if such Offer to acquire or acquisition has been approved by two-thirds of those members of the Board of Directors who were directors prior to the Offer to acquire or acquisition; or

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

          (4) the ownership of more than 5% of the outstanding shares of common stock of the MHC Subsidiary Holding Company by Roma Financial Corporation, MHC, the parent mutual holding company of the MHC Subsidiary Holding Company.

        C. Definitions. The following definitions shall apply to this Section 9:

                  1. "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date of filing of this Charter.

                  2. "Beneficial Ownership" (including "Beneficially Owned") shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 (or any successor rule or statutory provision), or, if said Rule 13d-3 shall be rescinded and there shall be no successor rule or provision thereto, pursuant to said Rule 13d-3 as in effect on the date of filing of this Charter; provided, however, that a person shall, in any event, also be deemed the "beneficial owner" of any common stock:

          (a) that such person or any of its Affiliates beneficially owns, directly or indirectly;

          (b) that such person or any of its Affiliates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding (but shall not be deemed to be the Beneficial Owner of any shares of common stock of the MHC Subsidiary Holding Company solely by reason of an agreement, contract, or other arrangement with the MHC Subsidiary Holding Company to effect a merger or consolidation of the MHC Subsidiary Holding Company, a sale of all or substantially all of the MHC Subsidiary Holding Company's assets or any other business combination involving the MHC Subsidiary Holding Company, or upon the exercise of conversion rights, exchange rights, warrants, or options or otherwise or (ii) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the Beneficial Owner of any shares of common stock solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such person nor any such affiliate is otherwise deemed the Beneficial Owner); or

          (c) that are Beneficially Owned, directly or indirectly, by any other person with which such first mentioned person or any of its Affiliates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the MHC Subsidiary Holding Company;

         and provided further, however, that (1) no director or officer of the MHC Subsidiary Holding Company (or any affiliate of any such director or officer) shall, solely by reason of any or all of such Directors or Officers acting in their capacities as such, be deemed, for any purposes hereof, to Beneficially Own any common stock of the MHC Subsidiary Holding Company

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

          Beneficially Owned by any other such director or officer (or any affiliate thereof), and (2) neither any employee stock ownership or similar plan of the MHC Subsidiary Holding Company or any subsidiary of the MHC Subsidiary Holding Company, nor any trustee with respect thereto or any affiliate of such trustee (solely by reason of such capacity of such trustee), shall be deemed, for any purposes hereof, to Beneficially Own any common stock held under any such plan. For purposes of computing a person's percentage of Beneficial Ownership of MHC Subsidiary Holding Company common stock, the outstanding common stock shall include shares deemed owned by such person through application of this paragraph but shall not include any other common stock that may be issuable by the MHC Subsidiary Holding Company pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise. For all other purposes, the outstanding common stock of the MHC Subsidiary Holding Company shall include only common stock then outstanding and shall not include any common stock that may be issuable by the MHC Subsidiary Holding Company pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.

                  3. "Offer" shall mean every written offer to buy or acquire, solicitation of an offer to sell, tender offer or request or invitation for tender of, a security or interest in a security for value; provided that the term "Offer" shall not include (i) inquiries directed solely to the management of the MHC Subsidiary Holding Company and not intended to be communicated to stockholders that are designed to elicit an indication of management's receptivity to the basic structure of a potential acquisition with respect to the amount of cash and/or securities, manner of acquisition and formula for determining price, or (ii) non-binding expressions of understanding or letters of intent with the management of the MHC Subsidiary Holding Company regarding the basic structure of a potential acquisition with respect to the amount of cash and/or securities, manner of acquisition and formula for determining price.

                  4. "Person" shall mean any individual, firm, corporation, or other entity.

         D. Board Determinations. The Board of Directors shall have the power to construe and apply the provisions of this Section 9 and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to (i) the number of shares of common stock of the MHC Subsidiary Holding Company Beneficially Owned by any person,
(ii) whether a person is an Affiliate of another, (iii) whether a person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of beneficial ownership, (iv) the application of any other definition or operative provision of Section 9 to the given facts, or (v) any other matter relating to the applicability or effect of this Section 9. Any constructions, applications, or determinations made by the directors pursuant to this Section 9 in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the MHC Subsidiary Holding Company and its stockholders.

         E. Demand for Information; Investigation. The Board of Directors shall have the right to demand that any person who is reasonably believed to Beneficially Own common stock of the MHC Subsidiary Holding Company in excess of the Limit (or holders of record of common stock Beneficially Owned by any person in excess of the Limit) ("Holder in Excess") supply the MHC Subsidiary Holding Company with complete information as to (i) the record owner(s) of all shares Beneficially Owned by such person who is reasonably believed to own shares in excess of the Limit and (ii) any other factual matter relating to the applicability or effect of this Section 9 as may

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

reasonably be requested of such person. The Board of Directors shall further have the right to receive from any Holder in Excess reimbursement for all expenses incurred by the Board in connection with its investigation of any matters relating to the applicability or effect of this section on such Holder in Excess, to the extent such investigation is deemed appropriate by the Board of Directors as a result of the Holder in Excess refusing to supply the MHC Subsidiary Holding Company with the information described in the previous sentence.

         F. Quorum Requirements. Except as otherwise provided by law or expressly provided in this Section 9, the presence in person or by proxy, of the holders of record of shares of capital stock of the MHC Subsidiary Holding Company entitling the holders thereof to cast a majority of the votes (after giving effect, if required, to the provisions of this Section 9) entitled to be cast by the holders of shares of capital stock of the MHC Subsidiary Holding Company entitled to vote shall constitute a quorum at all meetings of the stockholders, and every reference in this Charter to a majority or other proportion of capital stock (or the holders thereof) for purposes of determining any quorum requirement or any requirement for stockholder consent or approval shall be deemed to refer to such majority or other proportion of the votes (or the holders thereof) then entitled to be cast in respect of such capital stock.



                                   ROMA FINANCIAL CORPORATION



                             By:
                                ------------------------------------------------
                                   Peter A. Inverso
                                   President and Chief Executive Officer



                          Attest:
                                   ---------------------------------------------
                                   Margaret T. Norton
                                   Corporate Secretary

                                   OFFICE OF THRIFT SUPERVISION



                             By:
                                   ---------------------------------------------
                                   Director of the Office of Thrift Supervision



                          Attest:
                                   ---------------------------------------------
                                   Corporate Secretary of the
                                   Office of Thrift Supervision

Effective Date:
               -----------------------------


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